EXHIBIT 6.7

December 5, 2025

[  ]

Dear [  ]:

Reference is made to that certain Consignment Agreement, dated September 17, 2025, between aShareX Holdings, LLC, and [ ] (as amended to date, the “Agreement”). Capitalized terms not defined herein have the meanings set forth in the Consignment Agreement.

1. The first sentence of Section 2 of the Agreement shall be amended in its entirety to read as follows:

“The Parties agree that if Consignee decides to purchase the Asset, Consignor shall sell the Asset to Consignee for a purchase price of USD 199,365.21 (the “Purchase Price”).”

2. Clause (ii) in the first sentence of Section 7 of the Agreement shall be amended in its entirety to read as follows:

“(ii) by any Party if Consignee has been unable to Close the Offering or otherwise pay the Purchase Price by February 15, 2026.”

Please indicate your acceptance of the foregoing by executing the bottom portion of this letter agreement and returning it to the undersigned.

Thank you for your understanding of this matter.

aShareX Holdings

By:
Alan Snyder
CEO

Agreed and Accepted: [ ]		Agreed and Accepted: [ ]

By:		By:
	[ ]		[ ]